Exhibit 99.1

Tesoro Announces Pricing of $850 Million 4.750% Senior Notes due 2023 and $750 Million 5.125% Senior Notes due 2026

SAN ANTONIO – December 15, 2016- Tesoro Corporation (NYSE:TSO) (“Tesoro”) announced the pricing of its $850 million 4.750% Senior Notes due 2023 and its $750 million 5.125% Senior Notes due 2026 (together, the “Notes”). Subject to customary conditions, Tesoro anticipates that the offering will be completed on December 22, 2016 and intends to use a combination of the net proceeds from the offering of the notes, cash on hand and borrowings under its amended revolving credit facility to fund (i) the cash consideration and other amounts payable in respect of its previously announced acquisition of Western Refining, Inc., (ii) the repayment and redemption of certain outstanding indebtedness of Western Refining, Inc. and its subsidiaries and (iii) the payment of related fees and expenses. There can be no assurance that the proposed offering of the Notes will be completed.

The Notes will be sold in the United States only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States only to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Tesoro Corporation

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of over 895,000 barrels per day and ownership in a logistics business, which includes an interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro’s retail-marketing system includes over 2,400 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™, Rebel™ and Tesoro® brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “‘plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the completion of the notes offering and the consummation of the merger. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”). We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Sam Ramraj, Vice President, Investor Relations, (210) 626-4757

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702